Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
A. Pierre Dubois, Manager, Investor Relations, (210) 283-2164
TESORO CORPORATION ANNOUNCES INTENTION TO OFFER
$900 MILLION IN SENIOR NOTES
     SAN ANTONIO — November 3, 2005 — Tesoro Corporation (NYSE:TSO) today announced that it intends to offer, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, $900 million in principal amount of senior notes due 2012 and 2015. The Company intends to use the proceeds from the offering, together with cash on hand, to repurchase the Company’s outstanding 9 ⅝% Senior Subordinated Notes due 2008, 9 ⅝% Senior Subordinated Notes due 2012 and 8% Senior Secured Notes due 2008.
     The offer of the proposed senior notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.
     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
     Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-

     marketing system includes almost 500 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands.
     The foregoing statements regarding the Company’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.
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